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                                                                    EXHIBIT 99.4
PRESS RELASE

GENIUS PRODUCTS COMPLETES $10.3 MILLION PRIVATE PLACEMENT

Monday March 7, 7:45 am ET

SOLANA BEACH, Calif.--(BUSINESS WIRE)--March 7, 2005--Genius Products, Inc. (OTCBB:GNPI - News) today announced completion of a private placement of 6,518,987 shares of its common stock, realizing gross proceeds of $10.3 million. The company intends to use the proceeds for working capital purposes.

In conjunction with the financing, the company additionally issued five-year warrants to purchase 1,303,797 shares of Genius Products' common stock, half at an exercise price of $2.56 per share and half at an exercise price of $2.78 per share.

The private placement is exempt from registration with the Securities and Exchange Commission under Rule 506 of Regulation D of the Securities Act of 1933, as amended. In accordance with the terms of the private placement, the company has agreed to file a registration statement for the resale of the common stock and the common stock underlying the warrants within 60 days. This announcement is neither an offer to sell nor a solicitation of an offer to buy the shares of common stock.

Three investors participated in the private placement: JLF Asset Management, LLC of Del Mar, Calif.; Bonanza Capital Ltd. of Dallas, Texas; and an existing shareholder.

Cappello Capital Corp. acted as Lead Placement Agent and Roth Capital acted as a co-manager in connection with the transaction.

About Genius Products, Inc.

Genius Products, Inc. (OTCBB:GNPI - News) is a multi-brand company that produces and distributes affordable entertainment products, including DVDs and CDs. Its products are sold in retail outlets nationwide under well-known brands, including AMC(R), TV Guide(R), IFILM(TM), Sundance Channel Home Entertainment(TM), Bazooka(R), Jay Jay The Jet Plane(R), National Lampoon(R), The Twilight Zone(TM), Baby Genius(R), Tonka(R), My Little Pony(R), Curious George(R) and Paddington Bear(TM). Genius Products also licenses the Baby Genius brand to third-party companies for a variety of products, including books and musical books.

Safe Harbor Statement

Except for historical matters contained herein, the matters discussed in this news release are forward-looking statements. The forward-looking statements reflect assumptions and involve risks and uncertainties, which may affect Genius Products' business, forecasts, projections and prospects, and cause results to differ from these forward-looking statements. Actual results could vary for many reasons, including but not limited to, the company's ability to effectively deploy new capital; the ability to execute a definitive merger agreement for a

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previously announced pending acquisition, consummate the proposed merger transaction and integrate the companies; the effectiveness of new leadership; the timely development and acceptance of new products; the market demand for current products; and general market conditions. Other such risks and uncertainties include the company's ability to grow its business, to obtain additional licenses, and to meet anticipated release schedules and other matters, which are described in the company's filings with the Securities and Exchange Commission. Genius Products assumes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this news release.

Contact:
     Genius Products, Inc.
     Trevor Drinkwater, 858-793-8840
     or
     PondelWilkinson Inc.
     Roger Pondel/Rosemary Moothart, 310-279-5970